Exhibit 99.1

OCTOBER 24, 2019 / 1:00PM, FCN - Q3 2019 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

Trevor Romeo William Blair & Company L.L.C., Research Division - Associate

PRESENTATION

Operator

Welcome to the FTI Consulting Third Quarter 2019 Earnings Conference Call. (Operator Instructions) Please note that this event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s third quarter of 2019 earnings results as reported this morning. Management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involves risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2018, and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include these reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our third quarter 2019 results.

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Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I have said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Good morning, everyone, and thank you all for joining us. Those are the formalities. Let me start with some particular informalities, and say, I hope you all got a chance to see the Washington Nationals last night. And Mollie says, I’m not allowed to spend much time on this, I will point out to those of you who are not a baseball fan that the last time the Washington — that last time Washington had a team in the World Series was 1933. So those of us who are baseball fans in Washington are somewhat excited. And since that’s the last I’m allowed to say, I will point out there is a Q&A session. So anybody who is a Nationals fan and wants to comment during that Q&A session, feel free. Houston fans are not allowed.

What Mollie does want me to talk about today instead of the Nationals is instead of their incredible run is our incredible run, incredible run over the last few quarters, but importantly, our incredible run over the last few years and what it could mean for the future.

So let me spend a bit of time on both of those topics. In terms of our run, I assume most of us have seen this quarter’s financial results, which were, once again, extraordinary.

The third quarter revenues increased 16% year-over-year, and that’s compared to what was already a strong third quarter performance a year ago. And that revenue growth translated into terrific earnings growth for the company as well with GAAP EPS of $1.59 and adjusted EPS of $1.63. So it was an extraordinary quarter. And importantly, it was the ninth extraordinary quarter in a row.

Now most of you know, in every [terms] going forward, I always take every opportunity I can to underscore that quarterly results aren’t good measures. They’re not perfect measures of the underlying strength of the company and not particularly good indicators of the future. I’m sure you’ve heard me say, “Don’t take this quarter and multiply by 4.” And that’s because any given quarter’s results can be substantially affected, either negatively or positively, by short-term factors. And I have also talked about the fact that, though, I think this company is terrific, and I’ll come back to this, and we are moving, in any given quarter or 2, we can be down.

So I recently encountered a skeptic who had heard me say this. And that skeptic says, “Steve, you keep saying that, but is it really true? I mean you’ve had 8 quarters in a row.” At that time, it was 8 quarters in a row, now it’s 9 of terrific results. There’s no volatility in your business, essentially suggesting that we’re going to grow without hiccups straight to the sky. That question worried me because I believe it misses the core dynamics of this business, and what’s necessary to build an institution and create lasting shareholder value and lasting value for our clients and our people over time.

So let me spend the rest of my time together with you not elaborating on the quarter but to share a little bit longer articulation of my beliefs.

And what I want to do is make 3 points. First, notwithstanding what I’m going to say about quarters, please understand, I am extraordinarily bullish about where we can take this company over the next years. In fact, I am at least as bullish about where we can take this company over the next 5 years as I have been over the last 5 years. So I am bullish about the medium- and long-term trajectory of this company.

The second point is, having said that, there is always a risk of down quarters in this company. In fact, there’s always a risk of multiple down quarters and I think it’s important for investors to know that fact. In my view, I’ll talk about it a little later, I also believe it’s important for investors to not to be too worried about short-term results in quarters.

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Third, I think it’s important to be clear that driving long-term performance requires that we invest in headcount even in the face of down quarters, and that is something we’ve done and intend to do going forward.

But let me elaborate a bit on each of those points. First of all, in terms of the medium- and long-term, I believe that great professional services firms over any medium-term firm — any medium-term period control their own destiny. If a great professional services firm, if we aren’t growing any — over any medium-term period, it is not the markets, it’s not external factors, it’s us. Over any medium-term fact — period, the future of our firm, of any great professional services firm isn’t affected by these factors like whether you win or lose a couple big jobs, whether you realize success fees in a quarter or not or whether the tax rate is higher or lower. Over any multiyear period, great professional services performance, our performance, is dictated by the things we can control. Things like figuring out who your great professionals are, making sure they feel supported in what motivates them, investing behind them, thinking about the highest-leverage stressful situations your clients are facing, how you can actually be of help and investing to make sure you are the best person to actually make a difference for those clients in those situations, figuring out the capabilities you can add, the key agencies that you can go into that can make a difference for your clients, and where you have success communicating to the marketplace that you’ve been able to collaborate with clients and make a big difference. And make — so people who are interested in having that skill at their disposal know that they can call you.

Those are not rocket-science points or some others I could have mentioned. But my experience is, if you drive those core factors, you change your trajectory regardless of external market issues. You win the largest brand building assignments that both reinforce your current relationships and attract new clients. You put people in positions where their careers can grow, they can develop, they’re excited, you’re in position to promote them, you can invest behind them. And your company gets into a virtuous loop where you’re winning the biggest jobs, your reputation is growing, you’re supporting great professionals in work they love doing, you’re thereby attracting great people, you’re promoting them, all of which allows you to have great people with attitudes and capabilities that allow you to win the big jobs that starts the virtuous loop.

So that is the objective we have had, to get ourselves into that virtuous loop. And I believe that’s what’s been happening in this company over the last 5 years. And important, I believe, if we continue on this path, it will lead to sustained major success going forward.

That’s point one. I hope nobody walked away from that without a sense that I’m bullish about the future.

Point two. Having said that, it does not mean there can’t be short-term [segments] along the way. One can, of course, have multiple large engagements conclude in the same quarter. Success fees can slip from one quarter or another. You can have particularly a year where you don’t have many success fees. You can lose or be conflicted out of the biggest jobs in a quarter. You can hire a new team or set of teams that are fabulous. And you say, “Wait a second, hiring a team that’s fabulous sounds like a good thing.” But it’s important to realize that in professional services, almost all new teams you hire are hits to EBITDA for the first 12 to 18 months. When you’re hiring great people at the senior level, you’re hiring them with a view that they’re going to be a benefit to the vibrancy of your firm, to the teaming, to your P&L in 2 or 3 years. But they are almost always a cost to your P&L in that first year.

And, of course, although, we have all had an enormous amount of success with our bets, any given bet can fall short of expectations. So there are a lot of short-term factors that can have a reasonable negative impact on your short-term revenue and, in the face of a relatively fixed cost structure, can have an even more significant impact on EPS.

Point three. A third point, paradoxically but important, those short-term factors can be exacerbated, if one is, as we are, committed to doing the right things for the long term. If we are investing for the future, we cannot hire based on whether we happen to have capacity in a given quarter. You have to hire based on the fact that if we don’t hire junior people now, great junior people now, we won’t have great mid-level people in 3 or 4 years. If we don’t hire great mid-level people now, we won’t have enough people to get promoted and lead the headline engagements in 3 and 5 and 6 years.

If one is committed, if we are committed to building a business and staying in that virtuous loop, we have to treat many things that the accountants view as expenses as investments and continue to do them in the face of slow quarters. So I believe that slow quarters will happen at some point, and I know that if we see the right opportunities in those quarters, we will take actions even if they worsen the short-term results. Now that may, perhaps, sound aggressive, but it’s important to realize that that’s actually how we’ve been running the business over the last 5 years. You step

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back for a second, as I think most of you know, we’ve created a lot of shareholder wealth over the last 5 years. But think about it, we’ve obviously had bad quarters during that time as well. And the fact, if you recall, we had 4 bad quarters in a row when you look it up. It’s the second half of ‘16 and the first half of ‘17. Importantly, during those quarters, we continued to invest. And we invested in ways that actually exacerbated some of the difficult financials in that quarter.

If you recall, for example, in the beginning of ‘17, after 3 difficult quarters in Corp Fin, we were still hiring a significant amount of talent in Corp Fin. Because A+ talent is scarce in that market, and we found A+ talent was available. And we, of course, had confidence that Corp Fin was positioned to be a key contributor to the growth of this company, the vibrancy and the value of the firm. And similarly, we acquired CDG into CF during that period. Not because we were short in capacity but because talent like CDG is rare and because we had the opportunity to land that talent during what happened to be a slow period.

The key point, the run we’ve had over the last 3 years with Corp Fin growing over 40% and it’s adjusted EBITDA [going] over 60%, never could have happened if we hadn’t been willing to make those investments during the down quarters. And we’ve done the same in other segments. For example, in the midst of a couple tough quarters for FLC, we invested behind a whole new cyber team that merged with some existing talent and created a business that, today, is soaring.

So what’s the overall point? I don’t believe anyone should take the last 9 quarters and say, “Nothing can ever go wrong in a short period of time for this company.” We can and we almost certainly will have bad quarters and maybe 3 or 4 bad quarters in a row. Secondly, I think it’s important for people to understand that our intent is that, if we see opportunities to invest in great people during tough times, as we have in the past, we will continue to do so, even if it worsens our short-term results.

But what I also hope people understand is that if we do this, as we have over the last 5 years, we will continue to create an environment that is incredible, an environment that attracts superb professionals, that allows them to come into their own, do great works for their clients, mentor other people, which in turn builds our reputation and the market grows our market share, creates enormous value for our clients, for our people, and yes, sustained value for our shareholders.

So that is our vision and our commitment. And it’s one that I, for one, and I know the entire management team is excited about.

So with that, Ajay, why don’t you tell a little bit more about the quarter?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. I will start by summarizing our quarterly results. Then I will review results at the segment level and key cash flow and balance sheet items. After that, I will discuss guidance.

In summary, as Steve said, the third quarter was another outstanding quarter. Year-over-year, we grew revenues 15.6% and billable headcount by 619 professionals or 16.7%.

In Q3 alone, we welcomed 205 recruits to FTI from universities, our largest class ever. We also completed the acquisition of Andersch in Germany, adding 95 billable professionals in Frankfurt, Hamburg and Düsseldorf. Even with this level of headcount growth, utilization remained solid year-over-year, especially in Corporate Finance, and our adjusted EBITDA surged increasing 37% year-over-year.

We are extremely pleased with these results, which are a testimonial to our strong client relationships and capabilities globally.

Moving on to the details for the quarter. Third quarter 2019 revenues of $593.1 million were up $80.1 million or 15.6% compared to revenues of $513 million in the prior year quarter.

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GAAP EPS of $1.59 in 3Q ‘19 compared to a $1.14 in 3Q‘18. Adjusted EPS of $1.63 compared to $1 in the prior year quarter. The difference between our GAAP and adjusted EPS reflects $2.2 million of noncash interest expense related to the company’s 2% convertible notes, which decreased GAAP EPS by $0.04.

Our convertible notes also caused nominal dilution of approximately 21,000 shares in weighted average shares outstanding as our share price on average this past quarter was above the $101.38 conversion threshold.

Third quarter 2019 net income was $60.4 million, compared to net income of $44.3 million in the prior year quarter. The year-over-year increase of was primarily due to higher operating profits in our Corporate Finance & Restructuring and Forensic and Litigation Consulting segments.

SG&A for 3 quarter ‘19 of $128 million was 21.6% of revenues. This compared to SG&A of $117.4 million or 22.9% of revenues in the third quarter of ‘18. The dollar increase in SG&A was primarily due to an increase in bad debt and higher travel and marketing expenses.

Third quarter 2019 adjusted EBITDA of $92.3 million or 15.6% of revenues compared to $67.4 million or 13.1% of revenues in the prior year quarter. Our effective tax rate for the third quarter of 2019 of 24.7% compared to 31% in the third quarter of ‘18.

Our effective tax rate during the third quarter benefited from favorable discrete tax items related to share-based compensation. As a reminder, in the third quarter of ‘18, our effective tax rates included an unfavorable discrete tax adjustment related to the sale of Ringtail. Excluding this adjustment, our effective tax rate for the third quarter of ‘18 would have been 26.1%. For the fourth quarter, we expect our effective tax rate to be between 25% and 28%.

Now, I will share some insights at the segment level. In Corporate Finance & Restructuring, record revenues of $191.7 million increased 41.6% compared to the prior year quarter. The increase in revenue was driven by double-digit revenue growth in both our restructuring and business transformation and transactions businesses. Worth noting, our restructuring revenues benefited from the inclusion of 2 months of revenues from Andersch.

Adjusted segment EBITDA of $48.1 million or 25% — 25.1% of segment revenues compared to $26.8 million or 19.8% of segment revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was primarily due to higher revenues with improved utilization, which was partially offset by an increase in compensation resulting from higher variable compensation and a 27.1% year-over-year increase in billable headcount as well as higher SG&A expenses primarily related to an increase in bad debt and consolidation of 2 months of expenses for Andersch.

On a sequential basis, Corporate Finance revenues increased $1.7 million or 0.9%, primarily due to increased demand for our restructuring and business transformation and transaction services, which offset the $15 million sequential decline in success fees compared to the near-record level of success fees we had in the second quarter of ‘19.

Turning to FLC. Revenues of $142.7 million increased 12.6% compared to the prior year quarter. The increase in revenues was primarily driven by higher demand for our disputes and investigations services with particular strength in EMEA.

Adjusted segment EBITDA of $27 million or 18.9% of segment revenues compared to $22 million or 17.3% of segment revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher compensations, primarily related to a 17.4% increase in billable headcount and higher SG&A expenses.

Our Economic Consulting segment’s revenues of $141.7 million increased 1.8% compared to the prior year quarter. The increase in revenues was largely due to higher demand for our non-M&A related antitrust services. This was partially offset by reduced demand for our M&A related antitrust services.

Adjusted segment EBITDA of $19.4 million or 13.7% of segment revenues compared to $23.2 million or 16.7% of segment revenues in the prior year quarter. Adjusted segment EBITDA declined year-over-year as the increase in revenues was more than offset by higher compensation related to an increase in variable compensation and an 8.4% increase in billable headcount as well as higher SG&A expenses.

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On a sequential basis, Economic Consulting revenues decreased $13.8 million or 8.9%, primarily due to lower demand for our financial economics, non-M&A antitrust and international arbitration services.

In Technology, revenues of $57.1 million increased 0.7% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for global cross-border investigations and litigation services, which was largely offset by lower demand for M&A related second request services.

Adjusted segment EBITDA of $12.3 million or 21.5% of segment revenues compared to $11.5 million or 20.2% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues and lower SG&A expenses largely due to a decline in R&D expenses resulting from the September 2018 Ringtail divestiture, which was partially offset by higher compensation related to a 14.9% increase in billable headcount and higher variable compensation.

Revenues in the Strategic Communications segment of $60 million increased 8.9% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for project-based corporate reputation services in North America and EMEA. Adjusted segment EBITDA of $12.6 million or 21.1% of segment revenues compared to $10.8 million or 19.6% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher compensation related to a 10.3% increase in billable headcount and an increase in variable compensation as well as higher SG&A expenses.

Let me now discuss key cash flow and balance sheet items. We generated net cash from operating activities of $131.3 million and free cash flow of $124.9 million in the quarter. During the quarter, we repurchased 90,848 shares at an average price per share of $85.11 for a total cost of $7.7 million. As of September 30, 2019, approximately $94.6 million remained available for stock repurchases under the company’s $400 million stock repurchase authorization.

During the quarter, we also purchased Andersch. Net of cash in Andersch, we paid $18.8 million. Consideration for this transaction includes both cash paid up front and the present value of future projected earnouts, which we estimate at $14.4 million. This transaction resulted in a $30.8 million increase in goodwill.

Total debt net of cash declined $89.4 million sequentially primarily due to an increase in net cash provided by operating activities combined with the repayment of $20 million of borrowing under our revolving credit facility partially offset by the $18.8 million in payments for Andersch net of cash received and $7.7 million returned to shareholders via share repurchases.

Turning to our guidance for the year. We now expect 2019 revenues will range between $2.25 billion and $2.3 billion, up from our prior guidance of between $2.175 billion and $2.25 billion.

2019 GAAP EPS is now expected to range between $5.63 and $5.88, up from our prior guidance of between $4.88 and $5.38.

We now expect 2019 adjusted EPS to range between $5.75 and $6, up from our prior guidance of between $5 and $5.50. The $0.12 per share variance between EPS and adjusted EPS guidance for full year 2019 includes estimated noncash interest expense of approximately $0.17 per share related to the company’s 2023 convertible notes, which was partially offset by the first quarter 2019 $0.05 per share tax gain related to the Ringtail divestiture.

Our updated guidance for full year 2019 reflects record performance that extended through the third quarter but assumes moderation in our business performance in the fourth quarter. In providing guidance, we considered several specific factors, including: our costs have increased with headcount growth. In Q3 alone, our billable headcount increased 10.3%, and going forward, we will bear the full cost impact of this headcount increase. Additionally, despite record level hiring, we have thus far maintained strong utilization in Corporate Finance, but we did see sequential and year-over-year utilization declines in FLC and Economic Consulting.

We are investing in infrastructure, including both improvements to our real estate and IT systems. The expectation is for our professionals to take time off during the holidays after such a busy year. And finally, our intake of and success rate in winning business may moderate.

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Before we open the call up for Q&A, similar to Steve, I want to make both a cautionary comment and share key reasons for our optimism. First, the cautionary note. From one quarter to the next, our earnings can be volatile and swings in revenues have an outsized impact on EPS. Our largest cost items, like compensation and rent, have a largely fixed component and an upward bias. In the last 8 quarters, we have boosted our billable headcount by 715 professionals, with 404 professionals joining within just the last quarter, thereby further increasing our fixed costs. While our utilization levels demonstrate our ability to successfully absorb this additional capacity, there could be quarters where utilization can fall short, and this would have a significant impact on EPS.

I will close by prepared remarks on a more positive note by citing several reasons why I believe our revenues continue to propel forward. First, our business has greater scale, scope and geographic span than ever before. It is this diversity that is resulting in continued growth even when major jobs wane. In recent months, waning of major assignments in Economic Consulting, Technology and FLC in North America have been offset by new major jobs in EMEA. Conversely, in Corporate Finance, major new jobs in the U.S. are propelling growth. It is this dynamic that we believe sustains growth over an extended period.

Second, more of our larger jobs have multiple segments collaborating to help solve our client’s greatest challenges. For us, financially, this means that jobs last longer and are bigger and client relationships become stickier.

Third, we have attracted and continue to attract very high-caliber talent, a combination of such talent with their client relationships properly leveraged with junior staff are the key driver of growth.

Fourth, our balance sheet is exceptionally strong and gives us the flexibility to both make investments to accelerate growth and buy back stock opportunistically. Finally, dislocation, bordering on disarray at times, appears to be deepening. Examples of this include recessionary trends in several sectors like telecom, energy and retail, antitrust headwinds for the technology sector, cybersecurity, sanctions compliance and money-laundering across geographies. All this only makes our services more relevant.

With that, let’s open up the call for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Marc Riddick with Sidoti.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

I was wondering if you could spend a little time talking about, with the increase in headcount and taking advantage of some of the opportunities that you’re seeing out there, I was wondering if you could expand a little bit on commentary around real estate needs and IT investment that we might be looking at. I can imagine that there might be some, particularly, real estate capacities kind of was top of mind given the added headcount and some of the opportunities you have in front of you. And then I have a couple of follow-ups there.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

You want to take that or you want me to? So look, on real estate, look, there’s nothing traumatic. It’s just — you have — as you add headcount, at some point, you run out of real estate. And then we also have ongoing renewal of leases. Beginning 4 or 5 years ago, we started, as we had lease renewals, to try to change the design of our space to make it much more collaborative and much more — allow our people to collaborate better and have a better life experience. And so we’ve been doing that now around the world. But sometimes, you have large leases with big expenses coming up and sometimes it’s just smaller. So that’s an ongoing activity. But — and in general, it has not dramatically increased our costs because

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we’ve been able to be more clever with the real estate, but it always has a chance of increasing costs, particularly as we have, in the next couple of years, some big leases coming up. And then you want to talk a little bit about the IT side?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Sure, Marc. We want to make it a pleasure to work at FTI. There’s already one, but we want to enhance that. And so that requires better ERP systems. It requires better time entry systems. It certainly requires — more people means more laptops and more phones and what have you. But the overall objective is to make it a pleasure to work here. And on top of that, there’s absolute complete focus on cybersecurity. So those are the areas where we are investing.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

That makes sense, Marc?

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Yes. Absolutely. And then I was wondering, if you could — with following up on that, and I appreciate that you sort of had quantified the seasonal adds on headcounts from university hires and what have you. I was wondering if you could delve a little bit deeper into some of the opportunities. You’ve talked about this before as far as bringing on professionals around the world from other folks that may not be doing as well lately. I was wondering if you could sort of bring us up to speed a little bit on what you’re looking at in some of the target areas. I know you’ve talked about cyber a bit, but I was wondering if you could sort of follow up on maybe those mid- and higher-level professionals that you are adding around the world.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. No, thanks for asking that, Marc. Look, I think the situation there is much the same. I think what’s happened here is, as our firm has started to come into its own, it — I think it’s just — we’re an attractive firm to come to anyway. And then some of that has coincided at a time when there’s been dislocations in some of our competitors around the world. And the combination of those 2 have meant, the amount of talent that is looking — calling us to join us, I don’t think is — I think — from what I understand, is unprecedented in the company’s history. Obviously, I haven’t been here for the full company’s history, but that’s my understanding. And it’s exciting. It is — it was — it started, I would say, first in EMEA and London, actually, in EMEA and wasn’t so much on the continent. It’s now spread from there. We are having incredible success in the Americas and overseas and the Middle East as well. So it’s a pretty exciting time in that. And so far, that’s not stopping. I mean, it’s one of the reason I keep talking about our willingness to invest in headcount even if we have a couple slow quarters because the level — I mean, you can always hire people. People will always come to you if you pay them enough money. The question is, great talent only comes on the market, great senior talent only comes on the market periodically. And that’s usually a combination of you’re a place that’s seen as moving and there’s dislocations at their places. And that’s still happening. I don’t have a particularly narrow focus for that, to your second question. Right now, one of the things that’s happened over the last 5 years is we’ve started to realize the potential of every business and every region. So if we get the right talent knocking on the door in any business in any region, we will say yes. So it’s a wide-open field, Marc.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Okay. Great. And then the last one for me. I was wondering if you could sort of give us an update on the — what you’re seeing from an acquisition pipeline opportunity globally? Certainly, the — you had a nice attractive acquisition during the — close during the quarter. And it certainly seems as though there are opportunities around the world, of course. I was wondering if you could certainly give a brief update, either just what’s available talent wise from an acquisition standpoint as well as what you’re seeing from a valuation perspective?

OCTOBER 24, 2019 / 1:00PM, FCN - Q3 2019 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, so let me talk about that in 3 ways. First, our intent is we constantly look around the world for acquisitions. And sometimes people think, when we do one, oh, we’ve changed our mind. No, we’ve been looking now since I got here. I think the reality is it’s hard and it’s hard for a couple different reasons. One is valuations. Valuations are not cheap out there. And I think our own history and the history of other professional services firms counsels against just getting in a fever and paying whatever amounts are out there. And so we won’t do that. I think more — the tougher screen isn’t that. The tougher screen is people businesses are — you’re not buying a nuclear power plant that has got 60 years of life. You’re buying — you’re hopefully acquiring the hearts and minds of people. So you have to assess whether or not you’ve got a group of people that you’re looking to buy who you think will fit with your team, will thrive, will enjoy it, will stay, will build a business. And I think there’s a lot — even more mistakes than valuation, those are the mistakes that really are tough if you make those in professional services. And so we have — we look all the time. But if you screen for valuation, okay? If you screen for people who you’re really excited about joining and you think will be excited about being here in 3 or 5 years. You do a lot of screening with not — with only occasionally stuff coming out of the pipeline. So would I do lots and lots more acquisitions, absolutely. It’s always a question of how many come through the pipeline, and we’re not changing that — those criteria, Marc. So does that help?

Operator

Next question comes from Tobey Sommer with SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

I wanted to follow-up on one of the questions about headcount additions and disruption at some competitors. Could you speak to, thematically without addressing any specific competitors, what the regulatory scrutiny in Europe is doing of the potential conflicts between auditing and accounting and adjacent consulting? And then in the context to that, could you maybe provide us with your headcount growth by region? Because I didn’t see that at the end of your slide deck with the call.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

With respect to the headcount growth by region, do we — do you disclose that? But we are growing, I mean, we didn’t give a qualitative statement on that.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Yes. Absolutely. So, Tobey, as you can imagine, the headcount growth in outside of the United — in the United States is a very nice percentage. But with the law of numbers, the percentages are significantly higher in order of multiple orders of magnitude outside than they are in the U.S.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

But yes, I wouldn’t want it to be — but I think actually one of things I do want to underscore, we’re growing in every region at this point. And I want to be clear on that. And one of the issues for a long time in the company was North America was not growing except through acquisition, that’s not the case. And we are committed to growing North America. But I think we’ve started on a growth trajectory a little earlier in EMEA, so that’s clearly growing faster. What was the first part of the question? Oh, the disruption. So let me — look, I think, let me be clear. The — our competitive set is quite different by business. So the disruption of — in EMEA for the big 4, for example, won’t necessarily affect our Econ business or benefit our Strat Comm business. So we have — and by the way, the big 4 is in our businesses in a significant way in some markets overseas and they’re not in, for example, CF in a significant way in the U.S. So when you think about the competitive set, it’s a complicated tapestry of different segments, different competitive set by segment and even by segment by geography. But to your point, specifically in EMEA, absolutely, one of the things we’ve benefited from is the disruption of the big 4 where — if you remember Sarbanes-Oxley caused the big 4 to deemphasize significantly some

OCTOBER 24, 2019 / 1:00PM, FCN - Q3 2019 FTI Consulting Inc Earnings Call

of our core businesses in the U.S. In Europe, some [points] in Europe, no equivalent of Sarbanes-Oxley happened, but some of the recent tightening of legislation is moving in that direction. And it disrupts — no great professional wants to have a relationship where they’ve got a trusted relationship where they’re invested in a deep relationship and the person trusts them, and they don’t want to be conflicted out of a job by a sister business. And when that happens, people get upset and they pick up the phone. And right now, I think we’re getting disproportionate numbers of those calls. So that is a beneficial effect, Tobey, as you were probably hinting, more than wondering. Did I answer your question?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

You did. And then you already commented about acquisitions, and said that you need to be careful and have a lot of screens. Could you tell us what encouraged you with the Andersch acquisition that this is a good one, understanding that professional services acquisitions can be challenging.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. So I would say Andersch and CDG, which both in CF, I would say the same — a couple of the same things, some differences. With both of them, they’re A+ professionals. And that matters a lot and particularly matters if you’re going into a new market like Germany, where we don’t have a presence in CF. We have presence in the Strat Comm and a smaller presence in a couple of other businesses. But you need — it’s not good to enter new markets with other than A+. But also if you’re an A+ team in New York and you acquire a tuck-in acquisition that’s B- players, the cultural issues are going to be a problem. So CDG is a set of A+ players who fit in, in terms of their aspirations, the size of jobs they’re going after, their professional standards, and so is Andersch. Secondly, I would say Andersch is — was — I think CDG helped us extend our business not just capacity, but we have a fabulous creditor-side business. We have a stronger company-side business in the U.S. than people realize, but sometimes we’ve been under the radar screen. And one of the thrusts over the last while has been to increase our profile on the company side, and CDG was a help to that in the U.S. Similarly in Germany, I mean, we — I think we have the right to be the #1 global Corp Fin business in every major market around the world. It’s hard to do that organically from scratch in a market where you don’t have presence because you don’t track the people. And Andersch is a fabulous group of people whose values are terrific, both in professional values and personal values, and we think can be the cornerstone of building on that in — on the continent, particularly in Germany but thereafter. But we are — were and are very excited about both of those. If you can find me 10 more of those, Tobey, I’m happy to jump on them.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. Well, that’s someone else’s purview, but I’ll look for the news, if you’re lucky. Okay. I wanted to talk to you about the — get your perspective on the increased scale globally kind of outside the U.S., such as in Germany now. Other than the kind of specific benefit of getting a high quality set of individuals who practice and are leaders at what they do. Does it also have an ancillary benefit of positioning the company to get more at-bats for large global projects? Because you’re kind of a more credible local presence and people might — potential clients might know about your capabilities in other areas in other geographies?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Absolutely. Tobey, I was just muting here to see whether I can mention a particular client name, I can’t. But let me give an example of that. I mean, not long ago, I guess it was 18 months ago, one of our — the largest job we had was a very international assignment. On the phone for — in this case, it was CF, were people from South Africa — experienced senior people, South Africa, Germany, the U.K., Australia and the U.S, all of whom had worked together in high, intense bankruptcy situations. How many people in the world can put that together in, I think we put that call together in 24 hours, maybe a little longer than that? I mean, and so we won that job. Of course, we won that job. And that might have been the biggest or second biggest Corp Fin job — I think that’s 2 years ago maybe now, 18 months ago or whatever it is. So that’s absolutely right. The largest cross-border jobs are — you just have a compelling advantage if you actually have a global team that actually can team together and has teamed together, and we have that. And it’s not just in CF. Some of the antitrust wins that we’ve had in Econ are now translating to the fact that we have a fabulous antitrust practice in Europe as well. And many of the U.S. companies that we’ve worked with in the past are getting attacked for antitrust reasons in Europe. So this is not just about getting a fabulous German practice, which is a good thing in and of itself. It’s about being the leader around the world, which has ancillary benefits of all sorts, of client retention, of client development, of winning the biggest jobs but also, of then being the most attractive location in other geographies for people to join. So did I talk to your question, Tobey?

OCTOBER 24, 2019 / 1:00PM, FCN - Q3 2019 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

You did. And my last one is, if you could expand a little bit on the lower utilization in FLC in the quarter? Any color you could provide on that would be helpful.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me be clear. I’ll just say and Ajay can do it. We don’t have bad utilization in FLC. I just — you cannot run a business at the peak of this utilization across all the sub-businesses that make up FLC every given moment. I mean, we’re happy with the performance of FLC. And as I sort of hinted at, if we have great talent, even if you have capacity, we will be adding talent in every business. So — but I think what Ajay was pointing out is that actually off of incredible run rates earlier in the year, that had come off and some other sub-businesses have come off.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

That’s right.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Does that answer your question, Tobey?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Fine. Thank you.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Are you a Nats fan, Tobey? You didn’t comment on that.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Oh, I am for this. I listen to the Tony Kornheiser podcast, and he’s hog wild about it.

Operator

The next question is from Andrew Nicholas with William Blair & Company.

Trevor Romeo - William Blair & Company L.L.C., Research Division - Associate

This is actually Trevor Romeo in for Andrew. And I guess I would echo my sentiments on the Nationals. Hopefully, they can win a couple of more games here.

OCTOBER 24, 2019 / 1:00PM, FCN - Q3 2019 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Trevor. We like you. You can always come on the call for your colleagues.

Trevor Romeo - William Blair & Company L.L.C., Research Division - Associate

First of all, I guess, just generally, what kind of visibility do you have right now? And how does your pipeline look? You touched on the cost side of the guidance a little bit, but the implied revenue guidance for Q4, it doesn’t look particularly aggressive compared with at least the last couple quarters. So I’m just wondering what kind of assumptions are based into your revenue outlook. Are you building in any room for some of the large projects to wind down here?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So the answer is yes. Clearly, we have added a lot of capacity and you’ve done the math on the revenue. So it is assuming moderation. We’ve also talked specifically about Thanksgiving and Christmas. There’s vacation time and people — when people are on vacation, they are not working. So that also points to revenue erosion. So that’s what’s explicitly in that guidance. In terms of visibility, look, our engagements don’t last forever. There are some engagements that we don’t have a subscription business per se. It’s not as if the same client is there every year for 10 years as it were. So an average, it’d probably be about 6 months, some are much shorter and some span longer. So we — in any — in the beginning of the year, we likely have visibility of about 1/4 of the revenue for that year. So that’s the extent of it.

Trevor Romeo - William Blair & Company L.L.C., Research Division - Associate

Okay. That’s helpful. And also — so you mentioned lower demand for M&A second requests in the tech segment and lower demand for the M&A related antitrust services in Econ. So I just wanted to ask for your overall thoughts on the M&A, I guess, M&A service environment right now. I know you guys have a focus on larger deals, particularly in Econ. So if you could break that down by size that would be great.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So it’s a mixed bag. You’re hitting the nail on the head. Overall, M&A is down, but large deals are up, and that’s the space we play in. So and the credit markets are still benign. But there is a lot of dislocation, for example, in Brexit and what have you. So this — so I don’t want to read into this quarter a trend because we play in the large M&A space and that space remains robust. But the factors for this quarter were explicit. M&A related activity in both tech and Econ was down. And last year at this time, that third quarter was exceptional on the M&A basis. I also pointed out the non-M&A piece, those capabilities, the non-M&A antitrust piece, those — that’s an adjacency that’s coming into its own.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Does that help, Trevor?

Trevor Romeo - William Blair & Company L.L.C., Research Division - Associate

Yes. That helps. If I could just sneak in one more. I guess, if you just look across your client base generally, all else equal, do you think that clients would generally view, I guess, global macro or geopolitical uncertainty as a stronger incentive to bring in outside experts like FTI or more of an incentive to kind of pull back on spending or maybe a bit of both?

OCTOBER 24, 2019 / 1:00PM, FCN - Q3 2019 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc - President, CEO & Director

Yes. Look, so I think, look I’ve dealt with this at this company and also when I was at BCG. It just depends on the services you’re talking about. If there’s big uncertainty in the world, people are not spending money on discretionary services, but they’re upping money on critical services and — because you’ve got to do the things that you need to do, so whether that is a massive cost-out sometimes for a performance improvement business. But in most of our businesses, there’s not that much discretionary activity. We’re not doing strategy studies for the year 2100. We are involved when there’s a crisis, when there’s — somebody finds out there’s some untoward behavior somewhere in the company, and they’ve got to investigate it fast and get ahead of it and to turn it over to the regulators and so forth, that’s not a discretionary activity. That’s a life activity. And even on our positive stuff, these are — maybe M&A is discretionary, but it’s big lifetime events that tend to sometimes go up during troubled times not down during troubled times. So I don’t spend a lot of time on my end worried about the macro. I don’t spend a lot of time trying to forecast the Fed’s actions because I think it’s going to have an enormous thing. I think over — certainly over any medium term, I think this is about us acquiring the talent, making sure the market knows the number of places where we’ve worked on things so that more clients who don’t know us know us. And those sorts of things and I think those things trump macro factors, but I also don’t think most of our business is sort of discretionary spend. So does that help a little bit?

Operator

This concludes our question-and-answer session. And the conference is also now concluded. Thank you for attending today’s presentation. You may now disconnect.

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